UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  April 20, 2018

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

Ohio	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01              Regulation FD Disclosure.

On April 20, 2018, The Kroger Co. (the “Company”) issued a press release announcing (a) its completion of the sale of its convenience store business unit and (b) its entry into an accelerated share repurchase (as described in more detail below).  Attached hereto as Exhibit 99.1 is a copy of that release.

The Company entered into a collared accelerated share repurchase (“ASR”) agreement with Goldman Sachs & Co. LLC (“GS”) on April 20, 2018.  Pursuant to the terms of the ASR agreement, on April 24, 2018, the Company will pay GS $1.2 billion in cash and receive an initial delivery of approximately 36.1 million common shares.  The total number of shares that the Company ultimately will receive under the ASR will be based generally on the average of the daily volume-weighted average prices (“VWAP”) of the shares traded during the term of the ASR agreement, subject to a collar provision that will establish minimum and maximum numbers of shares to be repurchased.  The minimum and maximum share numbers will be determined after a four-week period and will depend generally on the average of the daily VWAP of the shares during the period.  At final settlement, GS may be required to deliver additional shares to the Company, or, under certain circumstances, the Company may be required to make a cash payment to GS (or, at the Company’s election deliver its shares to GS), based generally on the average of the daily VWAP of the shares during the term of the ASR agreement, subject to the collar and certain adjustments.  Final settlement of the ASR is scheduled to occur during the Company’s second quarter of fiscal 2018, although the settlement may be accelerated at GS’ option.

The Company will acquire its shares under the ASR agreement using a portion of the cash proceeds from the closing of the sale of the convenience store business unit.  The ASR is a new $1.2 billion share repurchase authorization approved by the Company’s Board of Directors, which is incremental to the $1 billion share repurchase program announced on March 15, 2018.  Approximately $399 million remain under the authorization announced on March 15, 2018.

2018 Guidance

The 2018 net earnings per diluted share guidance previously provided contemplated the sale of the convenience stores.

When we announced Restock Kroger, we announced that we expected to generate $400 million in incremental FIFO operating profit from 2018-2020, based on our adjusted 52-week 2017 results.  Removing the convenience stores from our 2017 results on this basis lowers the base FIFO operating profit by approximately $165 million.

Forward Looking Statements

This Current Report contains certain statements that constitute “forward-looking statements” about the future performance of The Kroger Co. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words such as “guidance,” and “expect.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•                  Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; our ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; the successful integration of our acquired companies; and the successful completion of the sale of our convenience stores business.  Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

Item 9.01              Financial Statement and Exhibits

(d)           Exhibits

Exhibit No.	Description
99.1	Press Release dated April 20, 2018

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 20, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

April 20, 2018	By:	/s/ Christine S. Wheatley
Christine S. Wheatley
Group Vice President, Secretary and General Counsel